Exhibit 10.8

Employment Agreement

This EMPLOYMENT AGREEMENT (this “Agreement”), is made effective as of the [__] day of [___], 2011, (the “Effective Date”) by and between Bioneutral Group, Inc., a Nevada corporation, with an address at 211 Warren Street,  Newark, New Jersey, 07103 (the “Company”) and Dr. Andrew Kielbania, an individual with an address at [______________] (the “Executive”).
Recitals

WHEREAS, the Company is a specialty chemical corporation seeking to develop and commercialize a novel combinational chemistry-based technology; and

WHEREAS, the Company wishes to engage the Executive as its Interim Chief Executive Officer and as its Chief Scientific Officer going forward; and

WHEREAS, the Executive desires to serve as the Interim Chief Executive Officer and Chief Scientific Officer of the Company.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, the Parties agree as follows:

1.           Engagement.  The Executive is hereby engaged, on the terms and conditions set forth herein, for the following periods:

1.1
As Interim CEO.  The Executive shall be engaged as the Company’s Interim Chief Executive Officer for a period of six (6) months from the date hereof, or until such time as the Company gives fifteen (15) days prior written notice to the Executive that a new Chief Executive Officer has been retained by the Company.

1.2	As Chief Scientific Officer. The Executive shall be engaged as the Company’s Chief Scientific Officer for a period of two (2) years from the date hereof.

2.          Type of Relationship. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Any provision of this Agreement notwithstanding, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other Party, with or without good cause or for any or no cause, at the option either of the Company or Executive.  However, as described in this Agreement, the Executive, in his capacity as the Company’s Chief Scientific Officer, may be entitled to severance benefits depending upon the circumstances of Executive’s termination as Chief Scientific Officer of the Company.  Upon the termination of Executive’s employment as the Chief Scientific Officer for the Company for any reason other than for “just cause” as set forth in Section 6.1 hereof, Executive will be entitled to payment on his termination date of the greater of (i) all accrued but unpaid salary, vacation, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements; or (ii) all accrued but unpaid salary, vacation, expense reimbursements, and other benefits that would be due to Executive for a period of six (6) months under any Company-provided or paid plans, policies, and arrangements.

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3.           Duties.  The Executive shall perform those functions generally performed by persons of such title and position, shall attend all meetings of the stockholders and the Company’s Board of Directors (the “Board”), shall perform any and all related duties and shall have any and all powers as may be prescribed by resolution of the Board and shall be available to confer and consult with and advise the officers and directors of the Company at such times that may be required by the Board.  The Executive shall report to the Board.  The Executive shall not enter into any transaction on behalf of the Company, except as authorized by the Board, other than in the Company’s ordinary course of business.

4.           Compensation

4.1
Base Salary.  The Executive shall be paid at the rate of USD$15,000 per month during the Term of this Agreement for rendering his services as Interim Chief Financial Officer, and an amount of USD $10,000 per month for his services as Chief Scientific Officer (the “Salary”). The Executive shall be paid the Salary in accordance with the policies of the Company during the Term of this Agreement, but not less frequently than once per month.

4.2
Car Allowance.    In addition to the Salary payable to the Executive under Section 4.1 above, the Executive shall be entitled to receive a car allowance in the amount of USD$1,000 per month.  In addition, the Company shall be responsible to pay any down payment on the car lease, as well as any costs payable upon return of the vehicle.

4.3
Stock Options.  In addition to the compensation payable to the Executive under Sections 4.1 and 4.2 above, the Executive shall have the right to participate in any stock option plan establish for the benefit of officers and directors of the Company, under such terms and conditions set forth in such plan.

4.4
Compensation Review.  The Company shall review the Executive’s compensation on a yearly basis and upon reviewing the Executive’s performance, the Board may, in its sole discretion, adjust the Salary accordingly.

5.           Expense Reimbursement and Other Benefits.

5.1
Insurance. In addition to the Salary set forth in Section 4 hereof, during the Term, the Executive shall be entitled to participate in all life, short and long-term disability, health, medical insurance plans and programs, retirement, pension, profit sharing, or other plans applicable to executives of the Company.

5.2
Vacation. During the Term, the Executive shall be entitled to four (4) weeks paid vacation during each full year that he is employed by the Company. Vacations shall be taken by the Executive at times and with starting and ending dates determined by the Executive, taking into account the reasonable needs of the Company.

5.3
Out-of-Pocket Expenses.  The Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred in the performance of his duties hereunder; provided, that such expenses are acceptable to the Company, and provided further, that the Executive shall submit to the Company reasonable detailed receipts with respect thereto.

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6.           Termination.

6.1	Termination by the Company. The Company may terminate the employment of the Executive as its Chief Scientific Officer:

(a)	for reasons amounting to “just cause,” in which case the Executive shall only be paid all sums due and owing on the date of termination; or

(b)	without “just cause” by the payment to the Executive of such amounts as set forth in Section 2 hereof.

(c)
For purposes of this Agreement, “just cause” shall mean (w) Executive’s misconduct that could reasonably be expected to have a material adverse effect on the business and affairs of the Company; (x) the Executive’s conviction for the commission of a felony; (y) any activity of the Executive involving theft, embezzlement, fraud and any other scheme pursuant to which the Company has lost assets; or (z) conduct on the part of the Executive that constitutes activity in direct and substantial competition with the Company.

6.2
Termination upon Death.  This Agreement shall automatically terminate upon the death of the Executive in which case the estate of the Executive shall be paid all of the amounts payable to the Executive as Salary which remain unpaid as of the date of the Executive’s death, plus all amounts payable under any applicable life insurance policy.

7.           Restrictive Covenants

7.1
Non-disclosure.  During the Term and for a period of one year thereafter, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information, as such term is defined below, pertaining to the business of the Company, unless required to do so by a governmental agency or court of law.  Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information.  For purposes of this Agreement, "Confidential Information" means all material information about the Company's business disclosed to the Executive or known by the Executive as a consequence of or through his engagement by the Company (including information conceived, originated, discovered or developed by the Executive) after the date hereof, and not generally known.

7.2
Non-solicitation of Employees.  During the Term and for a period of one year thereafter, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

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7.3
Covenant Not to Compete.  Executive will not, at any time, during the Term of this Agreement, and for one year thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business (as identified herein) of the Company as such business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Executive, his spouse or his children is permitted if such investment is not more than 5% of the total debt or equity capital of any such competitive enterprise or business.  The Company shall have the right in its sole discretion to waive this Section 7.3.

7.4
Injunction.  It is recognized and hereby acknowledged by the Parties hereto that a breach by the Executive of any of the covenants contained in Section 7.1, 7.2 or 7.3 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be impossible to ascertain.  As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 7 by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8.           Indemnification.  The Company shall indemnify and hold harmless the Executive from and against any and all claims, damages, losses, expenses, penalties, judgments  or liabilities of any nature whatsoever, including, but not limited to, legal fees, expenses and costs associated with investigating or preparing the defense of any proceeding or investigation, giving testimony or furnishing documents in response to a subpoena (collectively, the “Losses”) to which the Executive may become subject in connection with, rising out of or related to this Agreement or to the operation and affairs of the Company provided, however, that foregoing indemnification will not apply to any Losses that are determined by final judgment (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of the Executive.

9.           Ownership of Intellectual Property.  All intellectual property or technology developed or produced by the Executive during his employment with the Company shall be owned solely by the Company and the Executive, by the execution of this Agreement, hereby expressly waives any right thereto and further waives any right to receive payment for such intellectual property or technology.

10.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

11.         Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, delivered to the address set forth in the pre-amble, or such other addresses as either Party hereto may from time to time give notice of to the other in the aforesaid manner, and shall be deemed to have been given when delivered by hand or when deposited in the mail, by registered or certified mail, return receipt requested, postage prepaid, or via facsimile (with receipt confirmed) or via overnight courier.

12.         Successors.

12.1
Assignment.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive.  The amounts due to the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

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12.2
Successors of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

13.         Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by length of time, the otherwise invalid provision will be considered to be reduced to a period which would cure such invalidity.

14.         Waivers.  The waiver by either Party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

15.         Damages.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

16.         No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the Parties hereto and, in the case of Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

THE EXECUTIVE DR. ANDREW KIELBANIA ______________________________	THE COMPANY BIONEUTRAL GROUP, INC. By: _______________________________ Title:

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